Exhibit 99.1

MariMed Q1 2021 Results Reflect Highest Core Cannabis Revenue and Profitability

Core Cannabis Revenue Increased 230% to $24.6m, EBITDA Increased 764% to $7.6m Q1 2021 vs. Q1 2020

Significantly Strengthened Balance Sheet and Improved Liquidity to Support Future Growth

Conference Call to be Held on May 18th at 9:00 a.m. EDT

NORWOOD, Mass., May 17, 2021 - MariMed, Inc. (OTCQX: MRMD) (“MariMed” or the “Company”), a leading multi-state cannabis operator focused on health and wellness, today announced its financial and operating results for the quarter ended March 31, 2021.

Q1 2021 Financial Highlights

●	Achieved highest ever quarter of core cannabis revenue and profitability, tracking 2021 full year guidance.
●	Generated core cannabis revenue of $24.6 million, a 230% increase over $7.5 million in Q1 2020.
●	Achieved EBITDA of $7.6 million, a 764% increase over $0.9 million in Q1 2020.
●	Delivered gross profit on core cannabis revenue of $13.2 million, an increase of 171% over $4.9 million in Q1 2020.
●	Generated net income of $4.3 million or $0.01 per share, compared to a net loss of $2.3 million or $0.01 loss per share in Q1 2020.
●	Increased working capital to $17.1 million, an increase of $19.3 million from negative working capital of $2.2 million, year over year.
●	Delivered $6.8 million in cash flows from operations, an increase of $7.2 million from cash flows used in operations of $0.4 million in Q1 2020.
●	Retired $16.6 million of debt representing substantially all non-mortgage debt.

Q1 2021 Operational Highlights and Recent Events

●	The continued improvements in revenue and EBITDA levels in Q1 2021 reflect the benefits of groundwork from 2020 activities, including:

○	The continuing ramp-up of production at the New Bedford, MA cultivation and manufacturing facility resulted in increases in wholesale sales into the robust Massachusetts market.
○	Increased output and sales of branded products in Massachusetts resulted from the higher production and improved efficiencies and upgraded equipment at the New Bedford facility.
○	The Company’s award-winning cannabis flower and product mix and favorable customer experience have contributed to the increased patient and customer counts at all dispensaries.
○	Expanded recreational sales at MariMed’s Panacea Wellness dispensary in Middleboro, MA which commenced operations in September 2020.
○	The continued growth of recreational sales at MariMed’s Thrive dispensaries in Illinois which started at the Anna and Harrisburg stores in Q1 2020 and at the Mt. Vernon store which opened in late September 2020. In additional to servicing the recreational market, the Anna and Harrisburg dispensaries also service the medical market.
○	An increase of 108% in management fee income in Q1 2021 vs Q1 2020 from the continued success of the Company’s managed cannabis-licensed clients in Delaware and Maryland.

●	Closed $46 million equity financing from Hadron Healthcare Master Fund. Funding to date ($23 million) was used to strengthen the Company’s balance sheet by retiring substantially all non-real estate secured debt and improving liquidity. This equity also funded capex to expand production of flower and products. The balance of the committed funds (up to $23 million) are available to complete the acquisition of additional state cannabis licensed business units.
●	Recently opened the Company’s fourth recreational Illinois dispensary, “Thrive Metropolis.” This is the only dispensary in Metropolis, the home to the “Superman Museum” and a regional tourism area located on the Ohio River and Illinois/Kentucky border.
●	Expanded the Company’s award-winning product portfolio, adding the new “Smashin Passion” SKU to the Betty’s Edibles™ vegan chews brand and other new SKUs to the Company’s Kalm FusionR and Nature’s HeritageR brands. MariMed brands are now available in five states and Puerto Rico.

“We are thrilled with our Q1 performance,” said Bob Fireman, CEO of MariMed. “We delivered significant top-line revenue growth together with improved earnings to our shareholders. Our previously announced consolidation plan is working – we are building a strong, consolidated platform of great assets and brands that consumers love, led by deeply experienced corporate and local state level management. We have a new financial partner to support the Company and enable management to meet its growth objectives. Those key components, together with being cash-flow positive and profitable, positions us for further expansion and consolidation as we march forward toward becoming a top-tier MSO.”

Q1 2021 Financial Summary

(in $USD thousands)

	Q1 2021	Q1 2020	Change
Core Cannabis Business Revenue	$24,643	$7,466	230%
Gross profit	$13,186	$4,868	171%
Total Operating Expenses	$6,148	$3,861
EBITDA	$7,632	$883	764%
EBITDA Margin	31%	12%
Working Capital	$17,139	$(2,183)

“MariMed continues to track our previously announced 2021 revenue and EBITDA guidance of $100 million and $30 million, respectively,” said MariMed CFO Jon Levine. “As our balance sheet continues to strengthen, and we realize increasing revenue as our manufacturing facility ramps-up production and customer and patient counts increase in our dispensaries due to robust recreational markets in Illinois and Massachusetts, we remain highly confident in our guidance.”

For further information, please refer to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, available at www.SEC.gov.

Conference Call

MariMed will host a conference call on May 18, 2021, to discuss these results. Bob Fireman, Chief Executive Officer, and Jon Levine, Chief Financial Officer, will host the call starting at 9:00 a.m. Eastern time. A question-and-answer session will follow management’s presentation.

DATE:	Tuesday, May 18, 2021
TIME:	9:00 a.m. Eastern Time
WEBCAST:	Click to Access
DIAL-IN NUMBER:	1 (888) 664-6383
CONFERENCE ID:	94903675
REPLAY:	(416) 764-8677 or (888) 390-0541 Encore Replay Code: 903675 # Available until 12:00 midnight Eastern Time Tuesday, June 1, 2021

About MariMed

MariMed Inc., a multi-state cannabis operator, is dedicated to improving the health and wellness of people using cannabinoids and cannabis products. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units, keeping it at the forefront of cannabis science and innovation. Proprietary formulations created by the Company’s technicians are embedded in its industry-leading products and brands, including Betty’s Eddies ®, Nature’s Heritage™, Bourne Baking Co., and Kalm Fusion ®. For additional information, visit marimedinc.com.

Important Caution Regarding Forward-Looking Statements:

This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events, including estimates and projections of revenue and EBITDA and about its business based on certain assumptions of its management, including those described in this release. These statements are not guaranteeing of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company’s services and products, changes in the law and its enforcement, and changes in the economic environment. Additional risk factors are included in the Company’s public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “hoped,” “anticipated,” “believed,” “planned, “estimated,” “preparing,” “potential,” “expected,” “looks” or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

All trademarks and service marks are the property of their respective owners.

Company Contact – MRMD
Jon Levine, CFO
MariMed Inc.

Investor Relations
Rob Kelly
Mattio Communications
ir@mattio.com

Media Relations
Patrick Martin
Mattio Communications
marimed@mattio.com